Exhibit 23.9

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 22, 2018, relating to the financial statements of Kentucky Utilities Company, appearing in the Annual Report on Form 10-K of Kentucky Utilities Company for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectuses, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Louisville, Kentucky

February 22, 2018